                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (AMENDMENT NO. _____________)*

                               U.S. REALTEL, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    902979103
                                 (CUSIP Number)


                                JANUARY 17, 2003
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)


------------------

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 902979103                   13G                     Page 2 of 13 Pages

                         [Repeat this page as necessary]




1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dolphin Communications, L.L.C.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY



4     SOURCE OF FUNDS*

            AF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware



      NUMBER OF      7     SOLE VOTING POWER

       SHARES              955,241 shares of common stock issuable upon
                           conversion of convertible notes
    BENEFICIALLY
                     8     SHARED VOTING POWER
      OWNED BY
                           -0-
        EACH
                     9     SOLE DISPOSITIVE POWER
      REPORTING
                           955,241 shares of common stock issuable upon
       PERSON              conversion of convertible notes

        WITH         10    SHARED DISPOSITIVE POWER

                           -0-



11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            955,241 shares of common stock issuable upon conversion of convertible notes

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.2% (calculated based upon 5,873,395 shares of common stock outstanding as disclosed in the issuer's Form 10-QSB dated November 19, 2002)

14    TYPE OF REPORTING PERSON*

            PN


* SEE INSTRUCTIONS.

CUSIP No. 902979103                   13G                     Page 3 of 13 Pages

                         [Repeat this page as necessary]


1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dolphin Communications Fund II, L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY



4     SOURCE OF FUNDS*

            WC

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

                                                                             [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware


      NUMBER OF      7     SOLE VOTING POWER

       SHARES              858,762 shares of common stock issuable upon
                           conversion of convertible notes
    BENEFICIALLY
                     8     SHARED VOTING POWER
      OWNED BY
                           -0-
        EACH
                     9     SOLE DISPOSITIVE POWER
      REPORTING
                           858,762 shares of common stock issuable upon
       PERSON              conversion of convertible notes

        WITH         10    SHARED DISPOSITIVE POWER

                           -0-



11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            858,762 shares of common stock issuable upon conversion of convertible notes

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            14.6% (calculated based upon 5,873,395 shares of common stock outstanding as disclosed in the issuer's Form 10-QSB dated November 19, 2002)

14    TYPE OF REPORTING PERSON*

            PN


* SEE INSTRUCTIONS.

CUSIP No. 902979103                   13G                     Page 4 of 13 Pages

                         [Repeat this page as necessary]




1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dolphin Communications Parallel Fund II (Netherlands), L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY



4     SOURCE OF FUNDS*

            WC

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware


      NUMBER OF      7     SOLE VOTING POWER

       SHARES              96,479 shares of common stock issuable upon
                           conversion of convertible notes
    BENEFICIALLY
                     8     SHARED VOTING POWER
      OWNED BY
                           -0-
        EACH
                     9     SOLE DISPOSITIVE POWER
      REPORTING
                           96,479 shares of common stock issuable upon
       PERSON              conversion of convertible notes

        WITH         10    SHARED DISPOSITIVE POWER

                           -0-



11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            96,479 shares of common stock issuable upon conversion of convertible notes

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.6% (calculated based upon 5,873,395 shares of common stock outstanding as disclosed in the issuer's Form 10-QSB dated November 19, 2002)

14    TYPE OF REPORTING PERSON*

            PN


* SEE INSTRUCTIONS.

CUSIP No. 902979103                   13G                     Page 5 of 13 Pages

                         [Repeat this page as necessary]


1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dolphin Communications II, L.P.

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY



4     SOURCE OF FUNDS*

            AF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]


6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware


      NUMBER OF      7     SOLE VOTING POWER

       SHARES              955,241 shares of common stock issuable upon
                           conversion of convertible notes
    BENEFICIALLY
                     8     SHARED VOTING POWER
      OWNED BY
                           -0-
        EACH
                     9     SOLE DISPOSITIVE POWER
      REPORTING
                           955,241 shares of common stock issuable upon
       PERSON              conversion of convertible notes

        WITH         10    SHARED DISPOSITIVE POWER

                           -0-



11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            955,241 shares of common stock issuable upon conversion of convertible notes

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.2% (calculated based upon 5,873,395 shares of common stock outstanding as disclosed in the issuer's Form 10-QSB dated November 19, 2002)

14    TYPE OF REPORTING PERSON*

            PN

* SEE INSTRUCTIONS.

CUSIP No. 902979103                   13G                     Page 6 of 13 Pages

                         [Repeat this page as necessary]


1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard Brekka

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [ ]

3     SEC USE ONLY



4     SOURCE OF FUNDS*

            AF

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)
                                                                             [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America



      NUMBER OF      7     SOLE VOTING POWER

       SHARES              955,241 shares of common stock issuable upon
                           conversion of convertible notes
    BENEFICIALLY
                     8     SHARED VOTING POWER
      OWNED BY
                           -0-
        EACH
                     9     SOLE DISPOSITIVE POWER
      REPORTING
                           955,241 shares of common stock issuable upon
       PERSON              conversion of convertible notes

        WITH         10     SHARED DISPOSITIVE POWER

                           -0-



11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            955,241 shares of common stock issuable upon conversion of convertible notes

12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [ ]

13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            16.2% (calculated based upon 5,873,395 shares of common stock outstanding as disclosed in the issuer's Form 10-QSB dated November 19, 2002)

14    TYPE OF REPORTING PERSON*

            IN


* SEE INSTRUCTIONS.

ITEM 1(A)        NAME OF ISSUER:

      The name of the Issuer is U.S. RealTel, Inc. (the "Issuer").


ITEM 1(B)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 The principal executive offices of the Issuer are located at Fifteen Piedmont Center, 3575 Piedmont Road, Suite 100, Atlanta, Georgia, 30305.

ITEM 2(A)        NAME OF PERSON FILING:

                 This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13-d(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Act"): Dolphin Communications Fund II, L.P., a Delaware limited partnership ("Dolphin Fund II"), Dolphin Communications Parallel Fund II (Netherlands), L.P., a Delaware limited partnership ("Dolphin Parallel II"), Dolphin Communications II, L.P., a Delaware limited partnership ("Dolphin Communications II"), Dolphin Communications, L.L.C., a Delaware limited liability company ("Dolphin LLC") and Richard Brekka, an individual ("Brekka," and together with Dolphin Fund II, Dolphin Parallel II, Dolphin Communications II and Dolphin LLC, the "Reporting Persons").

                 The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

ITEM 2(B)        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:


                 The principal office address of each of the Reporting Persons is c/o Dolphin Equity Partners, 750 Lexington Avenue, 16th Floor, New York, New York 10022.

ITEM 2(C)        CITIZENSHIP:

                 Each of the Reporting Persons that are entities is organized under the laws of the State of Delaware. Brekka is a citizen of the United States.

ITEM 2(D)        TITLE OF CLASS OF SECURITIES:

                 The class of equity security to which this statement relates is the common stock, $0.001 par value (the "Common Stock"), of the Issuer.

ITEM 2(E)        CUSIP NO.:

                 The CUSIP number of the Common Stock is 902979103.

ITEM 3 IF THIS STATEMENT IS FILE PURSUANT TO RULES 13D-1(B), OR 13D-2(B),CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable.

ITEM 4           OWNERSHIP:

                 (a)-(c). Each Reporting Person named in response to Item 2 hereof has, as of January 17, 2003, shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the Common Stock as follows:

                 Dolphin Fund II has beneficial ownership, and the sole power to direct the voting and disposition, of 858,762 shares of Common Stock issuable upon conversion of convertible notes, or approximately 14.6% of the Issuer's outstanding shares of Common Stock.

                 Dolphin Parallel II has beneficial ownership, and the sole power to direct the voting and disposition, of 96,479 shares of Common Stock issuable upon conversion of convertible notes, or approximately 1.6% of the Issuer's outstanding shares of Common Stock.

                 Dolphin Communications II, Dolphin LLC and Brekka each have beneficial ownership, and the sole power to direct the voting and disposition, of 955,241 shares of Common Stock issuable upon conversion of convertible notes, or approximately 16.2% of the Issuer's outstanding shares of Common Stock.

                 All of the percentages calculated in this Schedule 13G are based upon an aggregate of 5,873,395 shares of Common Stock outstanding as of November 5, 2002, as disclosed in the Issuer's Form 10-QSB dated November 19, 2002. Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person.

ITEM 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                 Not Applicable.

ITEM 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON:

                 See response to Item 4.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                 COMPANY:

                 Not applicable.

ITEM 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                 Not applicable.

ITEM 9           NOTICE OF DISSOLUTION OF GROUP:

                 Not applicable.

ITEM 10          CERTIFICATION:

                 By signing below, each of the Reporting Persons certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct

Date: January 29, 2003
                                    DOLPHIN COMMUNICATIONS FUND II, L.P.
                                    By: Dolphin Communications II, L.P.,
                                    Its General Partner


                                    By: Dolphin Communications, L.L.C.,
                                    Its General Partner


                                    By:/s/ Richard Brekka
                                       -----------------------------------------
                                    Name:  Richard Brekka
                                    Title:  President

                                    DOLPHIN COMMUNICATIONS PARALLEL FUND II
                                    (NETHERLANDS), L.P.
                                    By: Dolphin Communications II, L.P.,
                                    Its General Partner


                                    By: Dolphin Communications, L.L.C.,
                                    Its General Partner


                                    By:/s/ Richard Brekka
                                       -----------------------------------------
                                    Name:  Richard Brekka
                                    Title:  President

                                    Dolphin Communications II, L.P.

                                    By: Dolphin Communications, L.L.C.,
                                    Its General Partner


                                    By:/s/ Richard Brekka
                                       -----------------------------------------
                                    Name:  Richard Brekka
                                    Title:  President

                                    Dolphin Communications, L.L.C.


                                    By:/s/ Richard Brekka
                                       -----------------------------------------
                                    Name:  Richard Brekka
                                    Title:  Managing Member


                                    RICHARD BREKKA


                                    /s/ Richard Brekka
                                       -----------------------------------------